Exhibit 10.31A
AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT (this “Amendment”) is dated December 31, 2008, between Galt Medical Corp., a Delaware corporation (the “Company”), and Michael Lang (the “Employee”).

INTRODUCTION

The Company and the Employee are parties to that certain Employment Agreement dated August 21, 2007 (the “Employment Agreement”).  The parties hereto now desire to amend the Employment Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, the parties hereby agree to amend the Employment Agreement as follows:

1.    By deleting paragraphs (i) and (ii) from Section 1(l) and inserting in lieu thereof the following:

“(i) the Employee’s authority, duties or responsibilities are materially diminished without the Employee’s written consent, (ii) the Employee is required to report to a position that has materially less authority, duties or responsibilities than the position to which the Employee previously reported, without the Employee’s written consent,”

2.    By adding the following new Section 1(q):

“ ‘Termination of employment’ and similar terms refer solely to a ‘separation from service’ within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended and regulations issued thereunder.”

3.    By deleting the last two sentences of Section 4(e) and inserting in lieu thereof the following:

“Payments under this Section 4(e) shall be paid in substantially equal installments no less frequently than monthly over the one year from the date of termination, except that payments shall commence within sixty (60) days following termination of employment and the first payment shall include all payments accrued up to the date of payment.  Notwithstanding the foregoing, if the Employee is a ‘specified employee’ within the meaning of Code Section 409A, then to the extent the payment of severance hereunder would cause the Employee to incur tax under Code Section 409A, payment of such portion of the severance as shall cause the Employee to incur tax under Code Section 409A shall be delayed until six (6) months after the Employee’s termination of employment, at which time the Employee shall be paid a lump sum equal to the amount of the delayed payments, and thereafter payment of the unpaid balance shall continue in what otherwise would have been the original payment schedule for such unpaid balance.  In the event of such delay in payments, the payments that otherwise would be paid latest in time during such six (6) month period will be delayed first.  All payments under this Section that are made after the date that they would be paid if the Employee had continued employment shall be increased by interest from such date to the date of payment at the applicable federal rate under Code Section 1274(d).”

4.    By deleting the last two sentences of Section 4(f) and inserting in lieu thereof the following:

“Payments under this Section 4(f) shall be paid in substantially equal installments no less frequently than monthly over the one year from the date of termination, except that payments shall commence within sixty (60) days following termination of employment and the first payment shall include all payments accrued up to the date of payment.  Notwithstanding the foregoing, if the Employee is a ‘specified employee’ within the meaning of Code Section 409A, then to the extent the payment of severance hereunder would cause the Employee to incur tax under Code Section 409A, payment of such portion of the severance as shall cause the Employee to incur tax under Code Section 409A shall be delayed until six (6) months after the Employee’s termination of employment, at which time the Employee shall be paid a lump sum equal to the amount of the delayed payments, and thereafter payment of the unpaid balance shall continue in what otherwise would have been the original payment schedule for such unpaid balance.  All payments under this Section that are made after the date that they would be paid if Employee had continued employment shall be increased by interest from such date to the date of payment at the applicable federal rate under Code Section 1274(d).”

5.    By adding the following to the end of Section 4(g):.

“The Company shall provide the release agreement to the Employee in sufficient time so that if the Employee timely executes and returns the release agreement to the Company, the revocation period shall expire before the date that severance payments are required to commence.”

6.    By adding the following new Section 4(h):

“For purposes of Code Section 409A, the entitlement to the series of installment payments set forth in Sections 4(e) and 4(f) shall be treated as the right to a series of separate payments, and shall not be treated as the entitlement to a single payment.”

Except as specifically amended hereby, the Employment Agreement shall remain in full force and effect as prior to this Amendment.

IN WITNESS WHEREOF, the Company and the Employee have executed this Amendment effective as of the date first above written.

THE COMPANY:

GALT MEDICAL CORP.

By: /s/ Bruce W. Smith

Title: Secretary

THE EMPLOYEE

/s/ Michael Lang
Michael Lang

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